StepStone Group Bolsters Board of Directors with Appointment of Valerie Brown

NEW YORK, April 13, 2021 (GLOBE NEWSWIRE) -- StepStone Group Inc. (Nasdaq: STEP), a global private markets investment firm, announced today the appointment of Valerie G. Brown to the company’s Board of Directors, effective April 12, 2021. This is a newly created directorship and expands the Board to 11 members. Ms. Brown will be the Board’s third independent director and will serve on the Audit Committee.

Ms. Brown joins StepStone’s Board following a distinguished career in the financial services and wealth management industries. From 2016 to 2019, Ms. Brown served as Executive Chairman of the Board of Directors of Advisor Group, Inc., one of the largest wealth management firms supporting independent financial advisors in the United States, and was Chief Executive Officer of Cetera Financial Group from 2010 to 2014. Prior to joining Cetera, Ms. Brown held a number of executive and senior leadership positions at ING, a global bank, as well as Taco Bell Worldwide, Bain & Company and Chevron.

Chairman and Co-Chief Executive Officer Monte Brem said, “We are delighted to welcome Valerie to our Board of Directors. Her experience as a board member and executive at leading financial institutions will provide us with the diverse perspectives required to thrive in an ever-changing world. In addition, her expertise in wealth management and product distribution will be invaluable as StepStone continues to grow its brand and assets with high-net-worth and mass affluent investors.”

Ms. Brown commented, “StepStone’s tremendous growth since inception is a testament to its exceptional people, client-centric focus, and collaborative, stakeholder-oriented culture. I look forward to contributing to the firm’s continued success and serving the needs of all shareholders.”

Ms. Brown currently serves on the Board of Directors of Advisor Group, AmWINS Group, Inc., a wholesale distributor of specialty insurance products and services, Jackson Hole Airport and Protect Our Water Jackson Hole. She holds a master’s in business administration from Stanford University and a bachelor’s in science with high scholarship in chemical engineering from Oregon State University.

About StepStone
StepStone Group Inc. (Nasdaq: STEP) is a global private markets investment firm focused on providing customized investment solutions and advisory and data services to its clients. As of December 31, 2020, StepStone oversaw $333 billion of private markets allocations, including $80 billion of assets under management. StepStone’s clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals. StepStone partners with its clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes.

Contacts:
Shareholder Relations
shareholders@stepstonegroup.com
1-212-351-6106

Media
Brian Ruby / Chris Gillick, ICR
StepStonePR@icrinc.com
1-203-682-8268